United States securities and exchange commission logo





                         November 7, 2022

       Michel A. Khalaf
       President and Chief Executive Officer
       MetLife, Inc.
       200 Park Avenue
       New York, NY 10166

                                                        Re: MetLife, Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 29,
2022
                                                            File No. 001-15787

       Dear Michel A. Khalaf:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program